Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

TDW - Q4 2005 Tidewater Earnings Conference Call

Event Date/Time: Apr. 27. 2005 / 10:00AM ET

Event Duration: N/A

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater - Chairman, President & CEO

Keith Lousteau

Tidewater - CFO, EVP & Treasurer

Steve Dick

Tidewater - EVP & Head of Ops in West Africa, North Sea & Far East

CONFERENCE CALL PARTICIPANTS

Pierre Conner

Hibernia Southcoast Capital - Analyst

Jim Crandell

Lehman Brothers - Analyst

Jon Chappell

JP Morgan - Analyst

Gerry Rivick

Goldman Sachs - Analyst

Dan Barrett

Fortis Bank - Analyst

Fred Cease

Cease Stores (ph) Capital Group - Analyst

PRESENTATION

Operator

Good morning. My name is Crystal and I will be your conference facilitator. At this time I would like to welcome everyone to the Tidewater fiscal fourth-quarter 2005 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS). This call will be available for replay beginning at 1.00 PM Eastern standard time today through 11.59 PM Eastern standard time on Thursday, 4/28/2005. Conference ID number for the replay is 544-7796. Again, the conference ID number is 544-7796. The number to dial for the replay is 1-800-642-1687 or 1-706-645-9291. I will now turn (ph) the call over to Mr. Dean Taylor, Chairman, President, and CEO. Please go ahead, sir.

Dean Taylor - Tidewater - Chairman, President & CEO

Thank you very much, Crystal. Good morning, everyone, and welcome to the Tidewater fiscal 2005 fourth-quarter earnings conference call. I am Dean Taylor, Tidewater’s Chairman, President, and CEO and I’ll be hosting the call this morning. With me today are Keith Lousteau, our CFO; Joe Bennett, Senior Vice President, Principal Accounting Officer and Investor Relations Officer; Cliff Laborde, our General Counsel; Steve Dick, our Executive Vice President in charge of Operations in West Africa, the North Sea and Far East; and Jeff Platt, Senior Vice President in charge of Operations in the Americas, the Middle East, and India.

We’ll follow our usual format this morning. I’ll start with some comments on our just released quarterly earnings. Following my remarks, I’ll turn the call over to Keith for a detailed review of the numbers as well as a status report on our new build and vessel replacement program. I’ll then return with an overview of our markets and strategy. We’ll then open the call for questions. At this point, I’ll ask Keith to read our Safe Harbor statement and then we can get started.

Keith Lousteau - Tidewater - CFO, EVP & Treasurer

During today’s conference call, Dean, I, and other Tidewater management may make certain comments which are not statements of historical fact and thus they constitute forward-looking statements. I know that you understand that there are risks, uncertainties, and other factors that may cause the Company’s actual future performance to be materially different from that stated or implied by any comment that we may make today during this conference call.

Dean Taylor - Tidewater - Chairman, President & CEO

Thanks, Keith. As those of you who have seen our earnings press releases morning are aware, we reported earnings of $0.91 a share for our fourth fiscal quarter of 2005. These earnings include a non-cash benefit of $31.8 million or $0.55 a share resulting from the positive tax changes related to the American Jobs Creation Act. Keith will detail the mechanics of this benefit to earnings a little later.

I’d just like to comment now that as we mentioned during our last conference call, we believe that this Act will have a very positive impact on Tidewater’s earnings. And this past quarter is the beginning of the direct benefits to Tidewater of that legislation.

Factoring out the tax impact on the quarter, our earnings came in at $0.36 a share. I am pleased with these earnings, particularly as we knew that it would be somewhat of a challenge to maintain our third-quarter earnings level in the fourth quarter. The two concerns that we had were that the fourth quarter has two fewer calendar days than the third, which translates to two fewer revenue days for our entire working fleet of over 300 vessels. And that we were to mobilize four of our large supply vessels from Australia to West Africa in the quarter, which would take those boats out of the revenue stream for most of the entire period. Our earnings show that we met those challenges well.

I’m particularly pleased with the results of our international operations, which also had a couple of obstacles to overcome in the quarter. I already mentioned the first, which was the mobilization of four of our deepwater vessels, which, as you will see, brought our utilization level down by around 7 percentage points in the period. In addition, we dealt with the union strike in Nigeria, which effectively shut down our operation there for the month of March. This negatively impacted the utilization of our entire international supply and towing supply fleet. In spite of both of these events, (technical difficulty) earnings held their own, due in large part to nice day rate increases in all segments of our nondomestic fleet.

I also want to mention at this point that all four of the deepwater vessels have reached West Africa and are now working on profitable long-term contracts. Our Nigerian operation is in the process of getting back up and running and barring another labor interruption, our utilization should return to normal levels going forward.

On the domestic side of our business, we posted a $2.6 million profit from our Gulf of Mexico operation. We were able to maintain consistent utilization of our vessels even though the fourth-quarter is generally the seasonally softest in the Gulf. Domestic supply vessel rates were, again, up nicely quarter to quarter for both our deepwater vessels and our core supply boat fleet.

Although we still have a good number of stacked boats, the average rate for our active domestic supply vessel fleet was up over 8% in the quarter on utilization that was very similar to the third-quarter level. As I’ve said in the past, we continually evaluate whether to bring additional stacked vessels into our active fleet. And we will place at least three of our stacked vessels in our shipyard to prepare them to return to active service.

In terms of our new build and replacement program, we took delivery of the second large anchor handler from China in the quarter. And that vessel is now out of China in a shipyard in Singapore being modified for a long-term contract in Angola, which should commence late in the September quarter. We also took delivery of two replacement vessels, both of them international anchor handlers. We expect five more of these replacement vessels to be delivered before the end of the calendar year.

Finally, we acquired a large internationally based platform supply vessel at the end of the quarter, which immediately began a nice five-year charter with one of our international customers.

We also have today disclosed the fact that we are in discussions with the SEC over their review of our accounting policies and practices and reviewing vessels for possible impairment. The press release says all that we can say on that matter at this time. And we will not be making any more comments during this call or fielding any questions concerning this situation until the process develops further. I’ll turn the call over to Keith now.

Keith Lousteau - Tidewater - CFO, EVP & Treasurer

Good morning. We did put out our press release this morning before the market opened. We will be filing a Form 8-K later today, but that 8-K will have no additional information other than what was included in the press release this morning. The press release was unusually long. It included information that generally is included in a 10-Q or a 10-K. But as we mentioned in the press releases morning, for other reasons, the filing of our 10-K will not take place until additional developments are received in regard to that SEC matter. We felt like the information that the investment community generally followed in regard to our operations was the information that should be included in the press release, so we did include extra information. But that is the extent of what we plan on publishing at this point in time.

First thing, since this is a year-end review, our first numbers I’d like to call everybody’s attention to are some year-on-year numbers. And I guess I would like the story to stop here. Last year, for the full year of March 31st, we reported earnings per share of $0.73. This year, we’re reporting earnings per share of $1.78. And I’d like to be able to stop by leaving it right then and turning it back to Dean with reported earnings being up 244% for the year. That’s accurate, but unfortunately, the story goes on.

Remember in the last year, we had a net impairment charge — net after-tax charge of about $17.2 million. The last year’s number was lowered by about $0.30 due to that item. Last year’s earnings would have come in at about $1.03 had that item not occurred. As Dean just mentioned, this quarter or this year also has an unusual number and I would like everyone to avoid the term calling it a onetime income pickup. It certainly is not a onetime pick up. It is a first-time pickup. We have picked up in this fiscal year, as Dean said, an income pickup of $31.8 million through the reversal of some previously-deferred taxes that are no longer necessary under GAAP accounting for earnings that will not be taxable in the foreseeable future. If those two items were factored out, the negative of last year and the positive of this year, our earnings year-on-year would have looked more like $1.03 last year, $1.23 this year, or up about 20% year-on-year. Enough of year-on-year information.

Let’s kind of move into the quarter itself. For the quarter, it is accurate that we reported earnings this quarter of $0.91. Of course, that is being influenced pretty dramatically by the $0.55 change on the tax benefit that was picked up under the new tax bill and the accounting for it. Otherwise, this quarter we would have reported $0.36 versus $0.35 last quarter and an adjusted year-ago quarter, taking out the impairment of $0.18. There is a relevant and direct relationship there. A quarter, twelve months ago, without the item in it was $0.18. This year, twelve months later, the quarter without any extra item was $0.36. That’s a valid comparison of a 200% pickup quarter-on-quarter.

Once again, I’d also like to point out that I think as Dean has mentioned, that this quarter coming in at $0.36 was a good, solid quarter, particularly when you compare it to the December quarter. As one can see looking at this quarter’s numbers, we’ve had a net swing of almost $3 million against the quarter on a gain on sale of assets. Last quarter, we picked up almost $3 million worth of gain. And in this quarter, we basically have none after the small impairment that we had to take this quarter. We also have an additional interest expense this quarter. As our construction contracts have delivered the vessels, we’re having to expense more. We had a quarter that started off with an anticipated revenue decline of about 2.5% because of the fewer days. $3 million change in gain on sale; $500,000 on interest expense; and yet, we were able to top to previous quarter despite all of those individual items. So once again, we think it was a good, solid quarter moving forward for Tidewater with financial results.

Domestically, our worldwide first revenues for the quarter-on-quarter were up to 174.5 million from the December quarter of 170 million. That’s about an up of 2.6% for the quarter. And remember, once again, that’s after the reduction in the number of days. Domestic revenues for the quarter came in at 31 million versus last quarter of 29.3 million. That’s a nice 5.6% increase in domestic revenues in a quarter that is generally thought of as not only being the shortest but being the most difficult for operations in the Gulf of Mexico, and historically the quarter where we’ve had the levels of activity most affected by weather.

Internationally, our revenues came in at 143.5 million. That tops the 141 million reported in the December quarter, so a nice pickup there of about 2% in spite the movement of those four large anchor handlers from Southeast Asia back to West African activity. So an overall net revenue pickup of about 2.6% for the quarter.

Operating costs came in for the quarter at 103 million. I think the guidance we gave you early on on the last telephone call was about 102. I think we pat ourselves on the back for being relatively close on that item. At this stage, I will stop in here and give you some guidance for the next quarter. Good news/bad mews. You heard Dean mention the fact that the domestic operations had intent for this quarter of taking about three vessels out of stack and bringing them back into service. We have an additional vessel in the international operations that we’re doing the same thing, that we’re taking them both from stack and bringing it back into active operations. That’s the good news.

The financially bad news is that all of those vessels are still in the stage of their useful life where their total repairs will be expensed during the quarter. So we’re giving you guidance on this quarter of expenses probably coming in in the 105, maybe even 106 range, with an increased number hopefully being taking as good news. The returning of four vessels to active service certainly means we think that the cost of bringing them out (ph) will be justified over the additional operational useful life that we will enjoy from that aspect of bringing those back into the fleet.

Operating profit for the quarter is coming in at $30.8 million. That’s one of the items that’s included in your press release. That compares to a $27 or $28 million operating profit for the December quarter. Overall a nice 10% increase in operating profits in a quarter where everyone was considered to be a little careful in anticipation of what might happen.

General and administrative costs in the quarter were higher than anticipated at $19.4 million. Once again, I caution you that that number has been showing some increase at Tidewater but remember we’ve been addressing the issue that was mentioned today, the SEC inquiry. We’ve had our Sarbanes-Oxley costs, which I think most people believe are generally higher in the first year than hopefully in the second year. And our tax restructuring project — all very, very important situations to Tidewater that led to (technical difficulty) to what we believe to be some temporary increase in G&A cost numbers of 18.5 to 19 are probably more in line. The incremental increases that you’ve seen over the quarters, hopefully those are about to cease here at Tidewater.

Some individual operating statistic numbers that we normally give you about at this point in time. On our domestic fleet, our deepwater fleet, which continues to be a total of five vessels, we had a nice increase in average day rate during the quarter. In December, we recorded and reported to you an average day rate of $13,300. That number for the quarter was now coming in at $14,000 and currently it’s up to about $14,250. Utilization for the March quarter came in almost dead on where we were in the December quarter at 91.5%. And currently, operationally, we’re running at 100%. All the vessels are under contract. Financially, (inaudible) tone down to 98 or 99% from a revenue-generating point of view maybe. But every piece of equipment is 100% utilized today. The supply and the towing supply division of the domestic operations, which entails 48 vessels, once again had a real nice increase in average day rate for the quarter. In the December quarter, we reported an average day rate right at $6200 a day. Today for the March quarter, we can report to you an average of $6750 a day. And that average that we reported at the end of March is pretty much our current average as we speak today — about $6750.

Utilization during the quarter, the reported utilization once again was right at 57%. Today we’re running right at 60%. And remember that in the 48 vessel count, we had 15 stacked vessels that are really not available for service as we speak. So operationally, you would take about 30% and add to those numbers for utilization of the available fleet, which, as you can see, gets you up in the 88 to 90% range. And on a day-in and day-out basis, that fleet is highly utilized. The only time being lost is going from job to job sometimes when vessels are flipping and those that go into the shipyard for some downtime doing drydocking.

Internationally, the story is still pretty much the same. As the domestic, pretty much good news. The deepwater fleet, which was made up of 33 vessels, unchanged. Last quarter, we reported a day rate average of 12,550. This quarter of March, we can report an average day rate of 13,200. And that’s about where we stand today, 13,200.

Utilization for the previous quarter came in at about 85%. Once again, affected directly by those four large vessels that had to be moved, mobilized from Southeast Asia all the way back to West Africa. At the moment, all vessels are under contract. We will probably for the quarter report utilization numbers that are more in line with 86 to 88%. But some of that is tied to vessels not quite getting on their job at the beginning of the month. The Nigerian strike was not a perfect get over on March 31st. That strike delayed the mobilization or the movement of some vessels. So even though operationally we’re operating at 100% utilization with that class of vessels revenue generating wise, you’ll probably see numbers in the 88 to 90% when the quarter is over.

Supply and towing supply activity in the international fleet, once again, 201 vessels — nice increase in day rate. Last quarter, we reported $6290 on the average. This quarter of March, we’re reporting 6550. And today, we are averaging about $6600 per day. Utilization was basically unchanged. The quarter came in at about 71%, and we are staying in the 71% range as we sit here today. Once again, the international store is increased in day rates. Full utilization — all the deepwater boats in fairly good, but not top value at utilization on the supply — towing supply. We still have some nice area for growth if we can get a few more vessels back on the payroll in that area.

A balance sheet comment before I turn the meeting back to Dean. With the nice income pickup from the reversal of the deferred tax credits under the new tax law and GAAP accounting, our stock over equity took a pretty good jump during the quarter to 1,443,000,000. Total debt at Tidewater stayed really steady at about 380 million. That reduces our debt to total cap number to slightly under 20%. I think it calculates at 20.8%.

Outstanding commitments at Tidewater today. We really have wound down from our construction program. As of March 31st, we had a total of 15 vessels under construction. Those 15 vessels had a total value, shipyard value, of 213 million. We only had 55 million of that yet to be funded. All of those vessels are scheduled for delivery in the fiscal year of March of ‘06. Those 15 vessels today are made up of six crewboats; eight anchor handlers — that’s the three large vessels that are still to be delivered from China; five replacement-type anchor handlers; and one PSV, which is being built in the domestic market. Of those 15, eight will be delivered in the June quarter. That’s five crewboats and three anchor handlers. But I caution the computer guys that the three anchor handlers are going to enter the fleet late in the quarter. They will be more in the June timeframe, so revenue effect in this quarter from the addition of these eight vessels will be relatively small.

Post March 31st, and not yet quite complete is we did sign contracts to build an additional two vessels with the commitment of 36 million. The shipyard is yet to send us the performance bonds that are necessary for the contract to go active. But it is our intent to add to the 55 million backlog — about $36 million for two anchor handlers that would be delivered in fiscal ‘07.

Some final closing comments — the Tax Act, as I said, you have seen the first effect of the Tax Act. We believe and we can estimate for you today on a go-forward basis that effective tax rates for the next quarter and for the next fiscal year, we believe will be in the rang of 20 to 24% with 22% probably being the best targeted rate as of right now. We ask you to understand that this is an item that will be subject to some variability quarter to quarter. And it is an item that will be relatively new to us because we have not been in this environment for 25 to 30 years now as we mentioned in the past. But we believe 22% is a good targeted number for the quarter.

And one final closing comment before I turn it back to Dean is that the management of this Company believes that had we filed our Form 10-K today — had we been ready to do that — had it not been for that outstanding matter, our Sarbanes-Oxley 404 report would have been included as of today, it would have been signed by all management of the Company. We certainly think that that process has revealed no shortcomings in internal controls at Tidewater. That would have been reported to you today. So those are my comments. I will be available for questions at the end of Dean’s following comments if anyone has them. So that’s the financial report for the quarter.

Dean Taylor - Tidewater - Chairman, President & CEO

Thank you. As you’ve just heard, there are good reasons to be quite optimistic about Tidewater’s prospects for the future. Day rates in both our domestic and international segments are moving up nicely. If you look back over the last year in both sectors, you see moderate but steady quarter-to-quarter rate improvements in our deepwater and supply and towing supply vessels fleets both in the Gulf and internationally.

Commentary from rig operators, as you’ve heard on conference calls over the last several days, is quite positive regarding future prospects in virtually all offshore drilling basins worldwide, which bodes well for our fleet, which we have worked hard to position in these strong markets throughout the world. We’ve seen rates continue to rise in all of our areas of operation. And as utilization continues to tighten for our equipment, we have little reason to doubt that we should be able to take good advantage of this positive rate momentum. Although we won’t predict exactly how much or when rates will increase in any given quarter, as timing is predicated entirely on when contracts for individual vessels roll over, we do expect that we will continue to see steady rate progression both in the U.S. and our overseas markets.

Our investments in new equipment are clearly beginning to accomplish our intended objectives. We have also moved much closer to our goal of properly rationalizing our U.S. fleet in order to profitably meet the demands of the existing market, yet to be ready to take advantage of any expansion in Gulf of Mexico drilling programs. Our large presence in West Africa is beginning to reap the benefits of the solid uptrend in activity there. And markets in the Middle East, South American, North Sea, Mediterranean, Southeast Asia also appear to be able to sustain the expansion we’ve seen over the last several quarters.

Our safety record remains superb. But it is something to which attention must be paid daily. We finished our last fiscal year with only one marine-related loss-time accident worldwide, a great achievement for our employees and our Company. Yet one where we set and maintain our goal at zero. Our employees are doing a great job at this as well as running their day-to-day businesses. We look forward to the coming year. Now we will take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Pierre Conner with Hibernia Southcoast Capital.

Pierre Conner - Hibernia Southcoast Capital - Analyst

Good morning, everybody. We’re being cautious with that pronunciation there. A couple of number things. First, Keith, on the incremental expense guidance you gave us of 105 to 106, can you say is all of that increment due to the dry-dock costs associated with the four vessels that are going into stacks? I.e., is that —?

Keith Lousteau - Tidewater - CFO, EVP & Treasurer

It’s all dry-dock costs, Pierre, but it’s not all those four vessels. We historically, the first quarter is a quarter where drydocking costs are higher than the other quarters. We have got a lot of dry docks that, for instance, last quarter, we actually drydocked 16 vessels in the March quarter. We have scheduled up to 26 this quarter, which would include the four that I mentioned to you. So you can see there’s an incremental six in there even on top of the four that I gave you. So it’s pretty much all drydocking this quarter. But those four vessels by themselves are going to probably cost us $2.5 million.

Pierre Conner - Hibernia Southcoast Capital - Analyst

Okay, that’s great. And then of those four, could you give us a class of vessel that the three domestic, are they —?

Keith Lousteau - Tidewater - CFO, EVP & Treasurer

Supply. Straight supply vessels.

Pierre Conner - Hibernia Southcoast Capital - Analyst

All of them? All four?

Keith Lousteau - Tidewater - CFO, EVP & Treasurer

And the one international is also a supply vessel.

Pierre Conner - Hibernia Southcoast Capital - Analyst

That’s fair. I think I got the rest of it. Dean, can you give us an update on the potential sale of the vessels?

Dean Taylor - Tidewater - Chairman, President & CEO

Well it’s still lingering out there. We are told by — actually, there are two groups are interested in buying the vessels. The first group that was not able to meet the one term in the originally scheduled timetable and the second group came along for evaluating both situations. The first group, I guess — they say that they’re very, very close now. But I guess I’ve been burned a little bit. So maybe I should have asked them to put some money up the first time. But I still think there’s a decent chance that it will occur. But until they come up with some money, I’m just going to sort of take a wait-and-see attitude.

In the meantime, we are chartering the vessels at very nice rates. One thing that may actually complicate the sale at this point is that a couple of our customers that have these vessels under contract and were in the process of having their contracts roll over saw, of course, the announcement of the sale, and then became very interested in renewing the contracts. And so there are actually some very nice potential day rate increases if we renew their contracts. But it’s in a state of flux, Pierre. We were promised a response today by the first group. We haven’t seen anything yet. Of course, we’ve been preoccupied with this call and earnings release. But I think it’s something that has a decent chance of occurring, but until it does, we’re not going to go crowing too loudly.

Pierre Conner - Hibernia Southcoast Capital - Analyst

Sure. And then you would intend to renew any contracts in the current jurisdiction that they are working as opposed to moving them. Is that fair to say?

Dean Taylor - Tidewater - Chairman, President & CEO

That’s fair to say, yes.

Pierre Conner - Hibernia Southcoast Capital - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President & CEO

Generally speaking, five out of — in five of the six cases, that’s probably fair to say. There may be one case where we would move a vessel.

Pierre Conner - Hibernia Southcoast Capital - Analyst

Okay. Dean, you mentioned — you put plenty of caveats on this, but just look for a steady rate progression. It kind of seems to me that on a — typically you get an inflection point somewhere, where there’s an urgency to contract and go with term. And can you explain a little more — do you really think this is a little different that you just were able to get a little bit of an increase every time? Or are you just giving us a perception that indeed it will increase from here and I don’t know necessarily when you — and you’ve seen some nice increases now over the last three sequential quarters, I grant you. What should you expand upon that?

Dean Taylor - Tidewater - Chairman, President & CEO

Well, we’re not stopped yet. And I think I’ve been making these calls for not as long as certainly Bill O’Malley or John Laborde made them, but I’ve been making them for awhile. I try to understate rather than overstate. We definitely try to let our results speak for themselves. So we try not to overpromise and but I’ll tell you this.

We got a bunch of tigers out in the field and all of those guys are doing everything they can every time a contract rolls over to squeeze every penny out of it and I couldn’t be prouder of them. So I just think that we have some contracts where we’re a little bit stuck a year ago. And when the market was softer, we got tied into some contracts we bought with options that were unilateral only on the customer side, and they tied us up into some lower rates; and those are a little bit problematic to move until that customer releases the vessel. But we don’t have that many cases of that.

In general, when contracts come up, our hands are not tied and we’re — the pickup in North Sea activity has helped. And our ability to say well, fellows, if we don’t move the rates, it’s probable that we’ll take something to the North Sea and take advantage of that market. So the pickup in

North Sea activity has helped our rates worldwide. And furthermore, activity — everywhere you look and every region of the world that you look, things are busier and seem to be getting busier. So I just — I’m pretty optimistic. We don’t want to throw out numbers because we like to let the numbers speak for themselves when we deliver them rather than try to make promises to pump up the stock. We just don’t do that.

Pierre Conner - Hibernia Southcoast Capital - Analyst

I appreciate that, very much so. Actually I do have maybe two more quick numbers questions for Keith. Since we won’t have the — I guess we have the historical, but could you give us the current —?

Dean Taylor - Tidewater - Chairman, President & CEO

Pierre, why don’t you do this — why don’t you let some other people come in and then maybe you come back later to give somebody else a shot at some. And then, if you wouldn’t mind. Would that be all right?

Pierre Conner - Hibernia Southcoast Capital - Analyst

That’s entirely fair. I appreciate it.

Operator

Jim Crandell with Lehman Brothers.

Jim Crandell - Lehman Brothers - Analyst

Dean, can you comment on new vessel orders the last three months and how the backlog of new vessels on order has changed over that period of time?

Dean Taylor - Tidewater - Chairman, President & CEO

I haven’t seen that much in the last three months. There was some in October and November, but I would say the last three months have been relatively quiet. There’s some stuff that’s actually coming up for delivery that people are either — some of the speculators are now trying to sell, but we haven’t seen much over the last three months. One thing I can say is that there’s people sniffing around. And we hear that so and so is sniffing around the shipyard and maybe will do this. But not much has been done in the last three months.

Jim Crandell - Lehman Brothers - Analyst

Would you say that the prices being offered by the speculators that are willing to sell both now as they come closer and closer to delivery are starting to look attractive?

Dean Taylor - Tidewater - Chairman, President & CEO

Well you know, one — it’s funny — one of the negative consequences of our announcement of a potential sale was that it firmed up prices for some of the speculators. Then of course, when our sale didn’t materialize, I think that sort of deflated some of those prices. In general, the shipping sector — I don’t need to tell you this, Jim. You know this very well, but the shipping sector in general is very hot. And the tanker guys, the bulkers. You’ve seen ships just trade hands at valuations that no one would have believed two or three years ago. Some of that is spilling over into our sector, but not too much.

So I don’t know whether I’m answering your question or not, but I’d say that in general, the speculators are — they’re asking for more than the vessels are worth and you’re not seeing too many people pay it right now.

Jim Crandell - Lehman Brothers - Analyst

Okay. Last question, Dean, I think as a record average age for the worldwide supply vessel fleet if you take out the vessels that have been ordered over the past four to five years, it looks incredibly old. If this was a cycle like many think it is that will go to the end of this decade — will companies, including Tidewater, keep almost all of their vessels in the fleet? And will you have at the end of a cycle a number of vessels that are over 30 years old in your fleet? And will the industry experience that as well?

Dean Taylor - Tidewater - Chairman, President & CEO

It’s hard to say. The entire oil — the oilfield as we know it today is basically the results of investments that were made back in the late ‘70s and the very early ‘80s. The industry was so poor after sort of 1983 that no new investment came back into the industry. You’re not (ph) talking about rigs and platforms and boats — and just everything — until sort of the mid ‘90s. And then there was some reinvestment in boats, not much in rigs, but there certainly was some reinvestment in boats.

The capital structure of the industry as a whole is old and presents a real challenge, I think, to the industry. My general feeling is — and I’m no expert in any of this — talked to some people who have studied this stuff full-time — but my general feeling is that almost independent of the amount of capital that the industry as a whole throws at the problem, and the problem now is supply rather than demand, I think that the industry is going to be constrained to meet oncoming demand. That’s my general feeling. So I think that you’re right in terms of this decade going to be a pretty good decade for the industry as a whole.

Now, we have customers that the last couple of years have said stuff like we won’t take a boat over older than 20 years old. PayMaxx for the last couple of years has had tenders where they’ve said we will not take a vessel older than five years old. As rates rise, and as equipment availability becomes tighter and tighter, all of a sudden, you’re going to see some loosening of standards. People that wouldn’t take a 20-year-old boat now all of a sudden will say, you know, that thing doesn’t look quite as bad as it did a year ago. We can probably take it. There’s going to be some of that. But on the whole, the industry is going — is capitally challenged because no investment was made for the better part of 15 years. And so I think it’s going to be very interesting to see how it plays out in the next five to ten years because there are going to be some tough decisions to be made. The industry as a whole, the service sector, for sure, hasn’t returned a decent return on capital. And I think the sector as a whole is much more disciplined now about putting new capital into the business until they see a way of making a decent return on it. I don’t know if we’ve lost everybody. Jim, you still there?

Operator

Yes, sir. His line is open. Jon Chappell with JP Morgan.

Jon Chappell - JP Morgan - Analyst

I had a question on the fleet expansion program. As we look at the CapEx, what you’ve laid out so far is about 81 million in remaining payments. What should we look at for the next two fiscal years as far as CapEx goes above and beyond those 17 vessels that you’ve already highlighted?

Dean Taylor - Tidewater - Chairman, President & CEO

Well we’ve stated in forum after forum that our target is going to be about somewhere — again, everything will be depending on cash flows at the time we make our decisions. But our target is — our general target that we look at is about $150 million a year in CapEx for new equipment. We have about $20 million a year of CapEx related to equipment that’s already in the fleet.

Jon Chappell - JP Morgan - Analyst

Okay. So you plan on staying on that run rate for the next couple of years?

Dean Taylor - Tidewater - Chairman, President & CEO

Well, we’ve got 250 ships in our towing supply and supply vessel fleet. Average age, 23 years old, that we will not be able to replace on a one-for-one basis, in any measure, by that level of investment. But we can do a pretty decent job, I believe, of replacing the earnings power of those ships with a measured amount of investment. Now even at $150 million of investment in new equipment on a go-forward basis, for some period of time, we should still have some substantial cash flows with which we will either look at share buybacks increases in dividends, other things. But again, those things, we need to start showing people that. We’ve been spending more money than we’ve been taking in for a few years. We had an aging fleet problem. Nobody particularly liked it that we were spending money to renew our business. But we had to, otherwise, we were clipping coupons and pretty soon the coupons were going to come out or run out. So that’s what we’ve been doing. And I think that you’re going to see a much more measured pace of investment in the business by this Company.

Jon Chappell - JP Morgan - Analyst

Okay. That kind of leads into my next question.

Dean Taylor - Tidewater - Chairman, President & CEO

That’s what I was afraid of.

Jon Chappell - JP Morgan - Analyst

With the investment coming down a bit and the expected cash flows increasing as the cycle gets better, what are some of the other priorities of use of cash? And specifically, when you look at asset values right now and you look at your stock, especially on a day like today when you posted a good earnings result by my standards and the stock is down over 3%, how do you start looking at buying back your stock relative to buying assets?

Dean Taylor - Tidewater - Chairman, President & CEO

Well, we have basically three choices. One is to look for an acquisition so we don’t have to buy new ships; we buy ships that are already in the marketplace. That, as we have said before on various occasions, is our preference. But we’ve got stamped on our forehead around here and everybody in this office said about 70% of acquisitions don’t work. So we want to make sure that if we do one, that it has a good probability of working. The second thing we can do, of course, is buy back stock or pay dividends. And third, we can continue to reinvest in the business. So we evaluate all those things on sort of an ongoing basis. We don’t have an answer today that necessarily fits the case of three months from now. So should certain circumstances change in regard to an acquisition or we see an opportunity to buy a nice fleet of ships that might not be an acquisition, but a purchase of six ships like we may be selling. There are just things that come up and we’ll evaluate all of them as best we can with the idea of trying to do the best job we can for the people that own our shares.

Jon Chappell - JP Morgan - Analyst

Okay. Thanks, Dean.

Keith Lousteau - Tidewater - CFO, EVP & Treasurer

Jon, just right quick, because I may have said something wrong, you mentioned 81 million — the number is 91 million. That’s 55 million of current commitments plus the 36, in case I said 26.

Jon Chappell - JP Morgan - Analyst

No, you said 36. That’s my bad math.

Keith Lousteau - Tidewater - CFO, EVP & Treasurer

Okay. I didn’t want to correct you here, but I thought maybe I had something wrong.

Jon Chappell - JP Morgan - Analyst

It’s my calculator’s fault. Thanks.

Operator

Gerry Rivick (ph) with Goldman Sachs.

Gerry Rivick - Goldman Sachs - Analyst

Good morning. Dean, I’m wondering if you could help us understand the impact of the Nigeria labor disruption the way you helped us understand the impact of moving those four deepwater vessels in terms of percent impact on utilization or anything that you could help us get a better feel for that, that would be very helpful.

Dean Taylor - Tidewater - Chairman, President & CEO

Well, we probably lost about $2 million of revenue as a result of that. We didn’t decrease our costs very much because even though we didn’t pay the strikers for the period during which they were on strike, we ended up severing a number of individuals and so there was some severance payments result that were related to that. So certainly on the revenue side, we lost about $2 million. And the quarter could have been better yet had we been working.

Gerry Rivick - Goldman Sachs - Analyst

Thank you for that. And on the domestically, built PSV that you guys just announced, are the specs on that going to be very similar pretty similar to the quality of new builds that you delivered in 2003? Or what is that vessel generally going to be like?

Dean Taylor - Tidewater - Chairman, President & CEO

Yes, it will be similar to the vessels that we built in our shipyard there in quality.

Gerry Rivick - Goldman Sachs - Analyst

So —

Dean Taylor - Tidewater - Chairman, President & CEO

It will not be — it would not qualify as a member of our “deepwater fleet,” if that’s your question.

Gerry Rivick - Goldman Sachs - Analyst

Right. I guess my question was, it looks like you built those vessels for 11 million a year and a half, two years ago. And it’s pretty impressive that you guys are able to keep the costs down in that range in the current steel price environment, right?

Dean Taylor - Tidewater - Chairman, President & CEO

Well, don’t say that too loud. We’ve got our shipyard group over there that’s pestering me almost daily to build new ships there. And if I go complimenting them in a public forum, I’ll be hearing even more about it a little bit later today. But on the whole, they’ve done a great job. The ships are performing in a fantastic fashion. I wish we had probably ordered more of them when we ordered the first batch. But when you look at replacing as many ships as we need to replace — and again it won’t be 250, but it will be some number — and you look at the fact that for the better part of time, our international operations were generating all of our income and our domestic operations were doing nothing but generating losses, we had to prioritize. So we prioritized for the most part in building international ships. The domestic division, Jeff Platt and his team have done a superb job of reorganizing that division. And they’re making money now and I think they’ve got — as I said, I think we’ve got a bunch of tigers in their sales force and making great relationships with a number of customers that we had lost when we had our sacrifice utilization to maintain rates sort of strategy. And a lot of those customers were getting back and one of the reasons why we feel confident of bringing three vessels out of stack is that we’re going to be able to put those things to work in relationships that we’ve recaptured. So I hope that answers your question.

Gerry Rivick - Goldman Sachs - Analyst

Definitely, that’s very helpful. Dean, on the vessel that you’re bringing back, are the average day rates on those going to be 10 to 20% lower than the fleet average? Or how should we think about that in the domestic market?

Dean Taylor - Tidewater - Chairman, President & CEO

They’d better not be.

Keith Lousteau - Tidewater - CFO, EVP & Treasurer

(multiple speakers) he’s asking in relationship to the total (multiple speakers), which is an average of 6750. They (ph) are 180s. (multiple speakers).

I’d say that the rate that you’re referring back to, yes, these would be about 10 to 12% below that. That’s what we anticipate.

Dean Taylor - Tidewater - Chairman, President & CEO

But let me just clarify, they wouldn’t be 10% lower than the class into which they would be put. That blended rate that Keith gave you was a blended rate that is comprised of new vessels, stress vessels, and old vessels. So those three blend into one rate. But the rates that we would be bringing the vessels out of stack into the fleet into would be at least as good as the rates, at which there are other vessels of that subclass so to speak are presently working.

Gerry Rivick - Goldman Sachs - Analyst

And probably a bit better than that too. Thank you for the color on that.

And can you please help us understand what were the costs on that deepwater PSV that you purchased with them (ph) in the quarter? And help us understand the general specs on that?

Dean Taylor - Tidewater - Chairman, President & CEO

Well, it wasn’t a deepwater PSV, I don’t think. It probably was sort of borderline. It’s a construction vessel; it’s going to be a nice return on investment. I don’t want to say too much more than that because we always have our friends listening in on these conference calls. But it’s going to be a really nice revenue and income producer.

Gerry Rivick - Goldman Sachs - Analyst

Okay. That’s great. And one final question if we have time on the PUD rates, it looks like those were up a bunch sequentially. Is there a dynamic that we’re not understanding there? Or what is the underlying story typically on the international side looks like?

Dean Taylor - Tidewater - Chairman, President & CEO

Well I think some of — a lot of this activity that — the drilling activity ultimately relates —

Unidentified Company Representative

Our rig-move rates have gone up, so that market has also had a nice uplift on the rate side.

Keith Lousteau - Tidewater - CFO, EVP & Treasurer

Gerry, the offshore tug business in the domestic group, the tugs do a variety of different types of work and you may see in there the utilization decrease during this March quarter for the tugs, which is not uncommon and it’s a seasonal type thing. And if what we do then is rig moves which are the higher end of the day rate structure, that’s why you see some fluctuations in both utilization and day rate of the domestic tugs. And that’s true quarter to quarter because of the different mix of activity that they do.

Dean Taylor - Tidewater - Chairman, President & CEO

You will also see, Gerry — you’re also going to see, internationally, there’s going to be more construction work and the tugs will participate in that. And as the demand goes up, we should be able to move those rates as well.

Gerry Rivick - Goldman Sachs - Analyst

It just sounds like a good portion of that is ongoing, right?

Unidentified Company Representative

As we sit here today, yes.

Gerry Rivick - Goldman Sachs - Analyst

Okay great. Thank you very much.

Operator

Dan Barrett at Fortis Bank.

Dan Barrett - Fortis Bank - Analyst

Good morning, guys. A couple of quick questions. Most of the others have been answered, but on the international side, the contracts that are typically longer-term than we see in the domestic market, how quickly are those rolling over? Has there been any change? When do we expect that rates internationally should keep increasing at about the same rate that we have seen over the last couple of quarters, or should we expect them to increase in the next — over the next nine months?

Steve Dick - Tidewater - EVP & Head of Ops in West Africa, North Sea & Far East

This is Steve Dick. I would tell you that customers, up until relatively recently — the last three or four months, have tried to keep their commitments to anybody fairly short with a number of options, multiple options. And I think that they’re finding that the response to that is that people are asking either for longer terms or for unpriced options. So I think what you’re going to see is — we’re seeing anyway — is some of the operators are now tending to ask for longer terms at this point, and at least more than they have been in the last couple of years.

Dean Taylor - Tidewater - Chairman, President & CEO

To answer your questions as to how fast are the rates going to move, it depends on where and when the contract rolls over. But in general, I think we have a really good shot at continuing the rate progression that you’ve seen.

Dan Barrett - Fortis Bank - Analyst

Okay, that’s good. And a couple more quick comments on — follow-up on the worldwide order book. I see it standing at about 225 votes worldwide, about 120 or so should be delivered in the balance of this year. How do you see that affecting your market when you’ve only got — most of those being international? How do you see that affecting your market share? How many of those boats do you see in the hands of speculators that are going to take some time before they go to work? And are you looking to buy some off of those speculators if the prices come down?

Dean Taylor - Tidewater - Chairman, President & CEO

Yes.

Dan Barrett - Fortis Bank - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President & CEO

We would be looking to buy from the speculators. How it’s going to affect the markets, I would say that one thing you need to keep in mind is that there are just not new ships coming into the fleet, but that there are old ships going out of the fleet. And what really is going to count new ones are coming in versus how many old ones are going out and what the substitution dynamics are. We — when we ordered our replacement vessels about a year and a half ago, our timing actually turned out to be pretty good. Every one of those things is coming out of the shipyard right now and moving into a nice contract.

And I think that as some of these other vessels that are delivered come into the fleet, many of which are ours, I think that what’s going to happen is that the operators are going to faced with well, do I have to pay X for a new ship or do I pay Y for an older ship? And then that’s when it’s going to be interesting as to see whether they are going to insist on their twenty-year rule or what. I don’t think the situation is nearly as bad as it was in 2001, certainly not as it was in ‘97 and ‘98. I think activity levels are going to remain robust on the operator side. So I’m — there could be a little bit of lumpiness as some of this stuff comes into the fleet. But I just feel pretty confident that we’re going to be in pretty good shape independent of that. So I can’t say much more than that.

Dan Barrett - Fortis Bank - Analyst

All right. Thanks very much, guys. Good quarter.

Operator

Fred Cease (ph) with Cease Stores (ph) and Capital Group.

Fred Cease - Cease Stores (ph) Capital Group - Analyst

Yes, are we going to get a cash-flow statement, or will that have to wait until the June date of the 10-K?

Keith Lousteau - Tidewater - CFO, EVP & Treasurer

We will publish one. I see no reason not to. We consider our numbers to be where they are. Fred, I just didn’t think about it this morning. It would have been in the press release had I added it. We will — if the 8-K has not been filed yet, I’ll try and get it in there. Because no one called and ask for it individually, please. We have to make it public to everyone at the same time. So we will try and get it into the 8-K if it has not been filed yet. Otherwise, we may do a supplemental 8-K to just include it. So good call, Fred. Sorry about that.

Fred Cease - Cease Stores (ph) Capital Group - Analyst

No problem. Thank you, sir.

Dean Taylor - Tidewater - Chairman, President & CEO

Crystal, I don’t know whether Pierre Conner would like to ask his final two questions or not, but it might be appropriate. Pierre, if you’re still there, everybody else has had their shot, I think.

Operator

(OPERATOR INSTRUCTIONS).

Dean Taylor - Tidewater—Chairman, President & CEO

Well I thank everyone for joining us today. We very much appreciate your interest in our Company and we wish you all very well. Thank you very much.

Operator

This concludes today’s Tidewater fiscal fourth-quarter 2005 earnings conference call. You may now disconnect.

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